Exhibit 99.2

For More Information:
David J. Baranko	Andy Mus
Chief Financial Officer	Vice President
Community Capital Bancshares	Marsh Communications LLC
229-446-2201	404-327-7662

Community Capital Bancshares Announces
Fourth Quarter and Full Year 2005 Earnings

ALBANY, Ga., March 20, 2006 - Community Capital Bancshares Inc. (Nasdaq: ALBY) today reported a loss of $172,000 in net income for the three months ended Dec. 31, 2005, or $(0.06) per fully diluted share. This compares to net income of $238,000 and $0.08 in diluted earnings per share for the comparable period in 2004. For the year ended Dec. 31, 2005, net income was $113,000, or $0.04 per fully diluted share, compared to $856,000, or $0.38, in 2004.

Net interest income rose to $2.5 million in the fourth quarter, a 49% increase compared to the prior year. The Company increased its provision for loan losses during the quarter to $1.5 million from $370,000 in the third quarter of 2005 as a result of the considerable increase in loan volume and the deterioration in the quality of two loan relationships. Non-interest expense in the fourth quarter increased $252,000 from the same period in 2004, due primarily to increased expenses in Equipment and occupancy costs due to the new locations. Other expense increases were the result of the increased size of the Company.

“It was both a difficult and hopeful quarter for Community Capital Bancshares,” said Charles M. Jones III, chairman and chief executive officer. “Though we incurred a loss from the sale of the investment securities that were determined to be other than temporarily impaired and suffered a large charge-off on a loan relationship in the fourth quarter, our Company has addressed its problems and repositioned itself on a solid foundation from which to grow in 2006 and beyond. We are encouraged by our strong asset growth and the substantial increase in loans during the quarter, especially in our Alabama and South Carolina markets.”

Total assets at Dec. 31, 2005, were $309.5 million, compared to $195.3 million at December 31, 2004, an increase of 58%. Net loans at the end of 2005 were $227.9 million, an increase of 81% over 2004. Deposits increased 77% during the past twelve months to $245.6 million. Total average assets at the end of the fourth quarter were $249.5 million and average earning assets were $224.5 million.

Growth in the loan portfolio during the year was strong across all the Company’s markets, led by an increase in the Alabama market of $45.2 million which includes $7.3 million in loans participated from the Albany and Charleston markets. The new loan production office in Charleston, S.C., which opened in June 2005, contributed $34.8 million in new outstanding loans. The Albany, Ga., market accounted for $23.8 million in loan growth during the year.

“In 2005 we confronted and eliminated certain negative factors adversely affecting our financial performance,” said Jones. “With this difficult effort behind us, we now are in a much better position to grow our banking franchise and provide value to our shareholders. Our continued strong asset and loan growth, and year-over-year growth in both interest income and non-interest income, are solid indicators that we are headed in the right direction.”

About Community Capital Bancshares
Headquartered in Albany, Ga., Community Capital Bancshares is the holding company for Albany Bank & Trust and AB&T National Bank. Albany Bank & Trust has three banking locations in Albany and a loan production office in Charleston, S.C. AB&T National Bank has offices in Dothan, Ala., and Auburn, Ala. The holding company’s common stock is traded on the Nasdaq Capital Market under the symbol “ALBY”.

The preceding release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements

COMMUNITY CAPITAL BANCSHARES, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
December 31, 2005 and 2004

Assets	2005	2004

Cash and due from banks	$6,930,791	$5,514,821
Federal funds sold	8,671,000	1,363,000
Securities available for sale, at fair value	44,116,227	44,537,202

Loans	230,908,429	127,185,285
Less allowance for loan losses	3,000,207	1,528,209
Loans, net	227,908,222	125,657,076

Premises and equipment	7,892,071	6,150,335
Goodwill and other ingangible assets	2,615,327	2,663,435
Other assets	11,323,540	9,404,020

	$309,457,178	$195,289,889

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$22,744,631	$16,315,770
Interest-bearing	222,824,147	122,723,473
Total deposits	245,568,778	139,039,243
Other borrowings	33,000,000	25,152,543

Guaranteed preferred beneficial interests in junior subordinated debentures	4,124,000	4,124,000
Other liabilities	1,315,426	1,142,355
Total liabilities	284,008,204	169,458,141

Commitments and contingencies

Stockholders' equity:
Common stock, par value $1; 10,000,000 shares authorized; 2,973,356 and 2,946,476 issued and outstanding	2,973,356	2,946,476
Capital surplus	22,262,803	22,045,641
Retained earnings	1,468,598	1,588,603
Accumulated other comprehensive income (loss)	(845,383)	(328,865)
Less cost of treasury stock, 54,911 and 58,921 shares	(410,400)	(420,107)
Total Stockholders' equity	25,448,974	25,831,748

	$309,457,178	$195,289,889

COMMUNITY CAPITAL BANCSHARES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended		Twelve months ended
	December 31		December 31
	2005	2004	2005	2004
Interest income
Loans	$4,230,967	$2,074,517	$12,985,455	$7,932,760
Investment Securities	389,477	431,749	1,707,296	1,394,653
Deposits in banks	2,302	1,688	16,031	5,537
Federal funds sold	73,003	26,893	172,848	79,578
Total interest income	4,695,749	2,534,847	14,881,630	9,412,528

Interest expense
Deposits	1,708,536	612,750	4,695,007	2,231,636
Other borrowed money	453,031	219,667	1,390,111	814,801
Total interest expense	2,161,567	832,417	6,085,118	3,046,437

Net interest income	2,534,182	1,702,430	8,796,512	6,366,091
Provision for loan losses	1,476,000	30,000	2,276,000	65,000
Net interest income after provision for loan losses	1,058,182	1,672,430	6,520,512	6,301,091

Other income
Service charges on deposit accounts	290,207	239,894	1,037,741	916,688
Gain (loss) on sale of investment securities	(12,213)	39,354	(774,800)	54,335
Other operating income	381,273	154,224	1,158,811	486,108
Total other income	659,267	433,472	1,421,752	1,457,131

Other expenses
Salaries and employee benefits	785,572	778,686	3,645,348	3,116,370
Equipment and occupancy expenses	379,919	284,460	1,251,632	982,243
Other operating expenses	841,729	691,766	3,000,907	2,408,362
Total other expenses	2,007,220	1,754,912	7,897,887	6,506,975

Income before income taxes	(289,771)	350,990	44,377	1,251,247

Income tax expense (benefit)	(117,418)	112,912	(68,922)	395,175

Net income	$(172,353)	$238,078	$113,299	$856,072

Basic earnings per share	$(0.06)	$0.08	$0.04	$0.40

Diluted earnings per share	$(0.06)	$0.08	$0.04	$0.38

Weighted average shares outstanding	2,909,359	2,877,855	2,909,359	2,116,920
Fully diluted weighted average shares outstanding	3,027,294	3,041,133	3,052,629	2,280,198